                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               INTERSYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                CLARE J. ATTURA
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                              INTERSYSTEMS, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 3, 1997

                             ----------------------


TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of InterSystems, Inc. (the "Company") to be held on Wednesday, September 3, 1997, at 10:00 a.m., at the offices of the Company at 537 Steamboat Road, 4th Floor, Greenwich, Connecticut 06830, for the following purposes:

     1. to elect two directors;

     2. to consider and vote upon a proposal to adopt the Company's 1997 Stock Option Plan and to reserve 500,000 shares of common stock for issuance thereunder;

     3. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on July 11, 1997 will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares may be represented at the meeting.

                                       By Order of the Board of Directors


                                          David S. Lawi
                                          Secretary

Houston, Texas
July 15, 1997

                               INTERSYSTEMS, INC.
                             8790 WALLISVILLE ROAD
                              HOUSTON, TEXAS 77029

                              -------------------

                                PROXY STATEMENT

                              -------------------

         The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on September 3, 1997 and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the secretary of the Company.

         The Board of Directors has fixed the close of business on July 11, 1997 as the record date for the meeting. On that date, the Company had outstanding 6,386,623 shares of common stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing. Holders of the Company's common stock have no cumulative voting rights in the election of directors.

         The principal executive offices of the Company are located at 8790 Wallisville Road, Houston, Texas 77029. The proxy statement and form of proxy are being sent to stockholders on or about July 15, 1997.

                             ELECTION OF DIRECTORS

         In 1988, the Company adopted a classified Board of Directors, which divided the directors into three classes. At each annual meeting, the successors to the class of directors whose term expires at that meeting are elected to serve a three-year term and until their successors are elected and qualified. Accordingly, the Directors whose terms expire in 1996 are nominees for re-election at the 1997 Annual Meeting of Stockholders. The nominees named by the Board of Directors are Mr. Daniel T. Murphy and Mr. William Lurie.

         The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, the nominee is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominee as the Board of Directors of the Company may propose.

         The nominees and directors are presented below by class.

                                    DIRECTOR          TERM AS
                                     OF THE           DIRECTOR
NAME                     AGE      COMPANY SINCE      EXPIRES IN
----                     ---      -------------      ----------
Nominees for Director

Daniel T. Murphy          55           1986            1997
William Lurie             66           1995            1997

Other Directors

Herbert M. Pearlman       64           1984            1998
Fred S. Zeidman           50           1993            1998
John E. Stieglitz         63           1991            1998

David S. Lawi             62           1984            1999
Walter M. Craig, Jr.      43           1993            1999

PRINCIPAL OCCUPATION OVER THE PAST FIVE YEARS
AND OTHER DIRECTORSHIPS OF NOMINEE OR DIRECTOR

HERBERT M. PEARLMAN Mr. Pearlman has been Chairman of the Company's Board of Directors since March l984. He has served as President, Chief Executive Officer and a Director of Helm Resources, Inc., a diversified public holding company and the holder of approximately 22% of the Company's common stock ("Helm"), since 1980. Since June 1984 he has been Chairman of the Board of Helm. Mr. Pearlman is Chairman of the Board of Directors of Seitel, Inc. ("Seitel"). Seitel is a New York Stock Exchange company engaged in acquiring and marketing seismic information to the oil and gas industry. In 1990, Mr. Pearlman became Chairman of the Board of Unapix Entertainment, Inc. ("Unapix"), an American Stock Exchange company which is engaged in marketing and distributing films and television products.

FRED S. ZEIDMAN Mr. Zeidman was appointed President, Chief Executive Officer and a Director of the Company in July 1993. He also serves as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins. Previously, Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids company in the United States, from 1985 to 1991, when it was acquired by Anchor Drilling Fluids of Norway. From April 1992 until July 1993, Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditionaing and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financings.

WALTER M. CRAIG, JR. Mr. Craig has been President of Professionals' Financial Services, Inc., a Delaware corporation which is in the business of financing receivables of healthcare and other enterprises, since 1993. He has also served as President and a Director of PLB Management Corp., the general partner of The Mezzanine Financial Fund, L.P. (the "Fund"), a Delaware limited partnership which makes collateralized loans to companies, and as President of the Fund, since 1993. Mr. Craig has been a Director of Seitel since 1987 and a director of Unapix since 1993. He has also served as a Director, Executive Vice President and Chief Operating Officer of Helm since 1993. Prior thereto, Mr. Craig served as Vice President for business and legal affairs for Helm.

DAVID S. LAWI Mr. Lawi has been Secretary of the Company since March 1984. He was elected Chairman of the Executive Committee in October 1986. He has been Secretary and a Director of Helm since 1980, and served as Executive Vice President of Helm from 1980 until 1992. Since l982 he has been a Director of Seitel and has been Chairman of Seitel's Executive Committee since 1989. In 1993 he became Secretary and Treasurer of Unapix, and a Director and Chairman of the Executive Committee of Unapix.

WILLIAM LURIE Mr. Lurie was first elected to the Board of Directors in November 1995 and became Chairman of the Acquisition Committee. Mr. Lurie is presently serving as Co-Chairman of the Foundation of Prevention & Early Resolution of Conflicts. Prior thereto, he spent almost 20 years with General Electric Company and ten years with International Paper Company in legal and management positions, including General Counsel, and thereafter served as President of The Business Roundtable for ten years. He also serves as a Director of Mineral Technologies, Inc. and Seitel.

DANIEL T. MURPHY Mr. Murphy joined the Company in May 1984 as Vice President-Finance and Operations and has been Executive Vice President of Operations and Chief Financial Officer of the Company since July 1985. Mr. Murphy joined Helm in May 1984 as Vice President and Chief Financial Officer. In January 1996, he was appointed Vice President and Chief Financial Officer of Unapix.

JOHN E. STIEGLITZ Since l976, Mr. Stieglitz has been President of Conspectus, Inc., a privately-held company engaged in providing consulting services in the area of executive recruiting. Mr. Stieglitz has been a director of Helm since 1986, a director of Seitel since 1989.

COMMITTEES AND ATTENDANCE

     During 1996, the Company's Board of Directors held one meeting, which were attended by all of the directors then in office.

     The Board of Directors has an Executive Committee, an Audit Committee and an Acquisition Committee. The Executive Committee is comprised of Messrs. Pearlman, Lawi and Murphy. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet separately from the full Board of Directors during 1996. The Audit Committee and the Compensation Committee presently is comprised of Messrs. Stieglitz and Lurie. The Audit Committee and the Compensation Committee did not meet separately from the full Board of Directors during 1996. The Acquisition Committee presently is comprised of Mr. Lurie. Mr. Lurie held several meetings during 1996 in connection with the possible acquisition of Interpak Terminals, Inc. from Helm Resources, Inc. which did not take place.

COMPENSATION OF DIRECTORS

     Non-employee directors generally receive a fee of $6,000 in cash and $6,000 of common stock for services they render to the Company, payable on December 31 of each year. All 1996 compensation to Mr. Lurie was paid on a deferred basis. Expenses reasonably incurred in the furtherance of the directors' duties are reimbursed by the Company.










               [The rest of this page intentionally left blank.]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         Set forth below is certain information as of June 1, 1997 concerning the beneficial ownership of Common Stock (the Company's only class of voting securities) held by each person who is the beneficial owner of more than 5% of the Common Stock, and by each director and by all executive officers and directors of the Company as a group.

                                               Amount and Nature
                                                of Beneficial                Percent of
Name                                           Ownership (1)(2)               Class (2)
----                                           ----------------               ---------
Beneficial Holders
Helm Resources, Inc. .............               1,397,733(3)                     22.0%
537 Steamboat Road
Greenwich, CT 06830

John V. Winfield .................                 576,000(4)                      8.8%
2121 Avenue of the Stars
Los Angeles, CA 90067

Officers and Directors
Fred S. Zeidman ..................                 675,000(5)                      9.9%
8790 Wallisville Road
Houston, Texas 77029

Herbert M. Pearlman ..............                 623,214(6)                      9.1%
537 Steamboat Road
Greenwich, CT 06830

David S. Lawi ....................                 447,467(7)                      6.6%
537 Steamboat Road
Greenwich, CT 06830

Walter M. Craig, Jr ..............                  20,345(8)                       *
Daniel T. Murphy .................                  19,062(9)                       *
John E. Stieglitz ................                  27,347(10)                      *
William Lurie ....................                  20,000(11)                      *

All executive officers
and directors
as a group (7 persons) ...........               1,832,435(11)                    23.8%

----------------------
* Less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3) Includes shares issuable upon exercise of Common Stock Purchase Warrants expiring December 31, 1999 at $3.50 per share which were issued as a dividend to the holders of common stock in October 1991 (the "Dividend Warrants") (6,035) and upon conversion of 10% Convertible Subordinated Debentures due 2001 at $1.83 per share (the "10% Debentures") (16,393).

(4) Includes 192,000 shares held by InterGroup Corporation, 2121 Avenue of the Stars, Los Angeles, CA 90067, with respect to which Mr. Winfield is Chairman of the Board. Also includes 192,000 shares that are issuable upon exercise a like amount of Common Stock Purchase Warrants expiring January 15, 2000 at $1.80 per share, 96,000 of which are held by Mr. Winfield directly and 96,000 of which are held by InterGroup Corporation.

(5) Includes shares issuable upon exercise of stock options (400,000), Common Stock Purchase Warrants expiring June 30, 2000 at $1.50 per share (the "Warrants") (15,000) and Common Stock Purchase Warrants expiring October 29, 2001 at $1.375 per share (the "1996 Warrants") (30,000).

(6) Includes shares issuable upon exercise of stock options (31,250), Dividend Warrants (77,551), Warrants (45,000), Common Stock Purchase Warrants expiring July 11, 2000 at $1.125 per share issued in lieu of compensation (the "Employment Warrants") (66,667), 1996 Warrants (60,000), conversion of Series A 10% Convertible Subordinated Debentures due June 30, 2001 at $1.32 per share (the "Series A 10% Debentures") (151,515), and conversion of 8% Convertible Debentures due January 31, 2004 at $1.43 per share (the "8% Debentures") (13,356). Does not include shares held by Mr. Pearlman's wife and children as to which he disclaims beneficial ownership.

(7) Includes shares issuable upon exercise of stock options (15,625), Dividend Warrants (73,875), Employment Warrants (33,333), 1996 Warrants (60,000), Series A 10% Debentures (151,515) and 8% Debentures (17,483).
        Does not include shares held by Mr. Lawi's wife and children as to which he disclaims beneficial ownership.

(8) Includes shares issuable upon exercise of stock options (3,125) and Dividend Warrants (3,750).

(9) Includes shares issuable upon exercise of stock options (3,906) and Dividend Warrants (2,000) and conversion of 10% Debentures (5,464) and 8% Debentures (7,692).

(10) Includes shares issuable upon exercise of Warrants (5,000) and stock options (10,000) and conversion of 8% Debentures (1,923).

(11)    Includes 20,000 shares issuable upon exercise of stock options.

(12) Includes shares issuable upon exercise of stock options (483,906), Dividend Warrants (157,176), Warrants (65,000) and Employment Warrants (100,000), 1996 Warrants (150,000) and conversion of Series A 10% Debentures (303,030), 10% Debentures (5,464) and 8% Debentures (40,454).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of reports and amendments thereto furnished to the Company during, and with respect to, its most recent fiscal year, and written representations furnished to the Company, it appears that all such reports required to be filed were filed on a timely basis, except that a report on Form 4 for Helm Resources, Inc. reporting a private sale of 10,000 shares of common stock was filed one day late.

                             EXECUTIVE COMPENSATION

         Set forth below is certain information with respect to cash and noncash compensation awarded to, earned by or paid to the Company's Chief Executive Officer during 1996. With the exception of Mr. Pearlman, no executive officers of the Company earned over $100,000 for the fiscal year ended December 31, 1996.


                           SUMMARY COMPENSATION TABLE

Name and                           Annual Compensation
Principal                       --------------------------               Other Annual
Position                        Year                Salary              Compensation(1)
--------                        ----                ------              ---------------
Fred S. Zeidman,                1996               $ 50,000                     --
President and                   1995                 50,000                     --
CEO                             1994                 50,000                     --

Herbert Pearlman,               1996                100,000               $ 57,300
Chairman                        1995                100,000                 19,344
                                1994                100,000                     --



(1) Includes life insurance premiums and auto allowance.



               [The rest of this page intentionally left blank.]

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE TABLE


         The following table sets forth aggregated option exercises in the last fiscal year, the number of unexercised options and fiscal year-end values of in the money options for the Chief Executive Officer.


                                                                            Value of
                                              Number of                     Unexercised
                     Shares                   Unexercised                   In-the-money
                     Acquired                 Options at                    Options at
                     on                       Fiscal year-end               fiscal year end
                     Exercise   Value         Exercisable/                  Exercisable/
Name                 (#)        Realized ($)  Unexercisable                 Unexercisable
----                 --------   ------------  -------------                 -------------
Fred S.
Zeidman              --         --            400,000/ --                   --  / --

Herbert M.
Pearlman             --         --             31,250/ --                   --  /  --

                              -------------------

                            EMPLOYMENT ARRANGEMENTS

     The specific material terms of the agreements for the current executive officers of the Company are set forth below.

ZEIDMAN AGREEMENT

     Mr. Zeidman and the Company have entered into a three-year employment agreement pursuant to which Mr. Zeidman will serve as President and Chief Executive Officer of the Company. Pursuant to the employment agreement, Mr. Zeidman will receive a base salary of $150,000 per year and a bonus beginning in 1994 of 2% of the first $1 million in net income of the Company, 3% of the second $1 million of net income and 4% of all net income in excess of $2 million, not to exceed 150% of salary. Mr. Zeidman has also received options to purchase 200,000 shares of Common Stock at $2.00 per share and options to purchase 200,000 shares of Common Stock at $3.00 per share which were fully vested at June 30, 1996.

     Mr. Zeidman also serves as President and Chief Executive Officer of Interpak Terminals, Inc. ("Interpak"), a wholly-owned subsidiary of Helm Resources, Inc. Mr. Zeidman allocates his time between the Company and Interpak, and Interpak contributes a portion of the Company's contracted salary directly to Mr. Zeidman in compensation of his services based upon the relative amount of time spent at each company, thereby reducing the amount of salary payable by the Company. During 1996, 1995 and 1994, Mr. Zeidman spent approximately 33% of his time on the business of the Company and received approximately $100,000 in compensation from Interpak for his services to that corporation in 1996, 1995 and 1994, respectively. He also received a $10,000 bonus from Interpak in 1996, 1995 and 1994.

     The Company's agreement with Mr. Zeidman also provides that the Board of Directors will continue to cause Mr. Zeidman to be elected as a member of the Board of Directors of the Company and a member of the Board of Directors of Interpak Terminals, Inc., until the earlier of such time as his ownership in the common stock of the Company is under 100,000 shares, or his death or voluntary resignation. In addition, he has received from Helm Resources, Inc. a five year option to purchase 16,667 shares of common stock of Helm at $1.50 per share, which vests over a three year period, and the right to receive from Interpak Terminals, Inc. an option to purchase such number of shares of each class of capital stock of Interpak Terminals, Inc. and any securities convertible or exchangeable into or carrying the right to purchase such class of capital stock as will equal two percent of such class on a fully diluted basis if a public offering of Interpak Terminals securities is consummated before June 2003. The option price would be equal to the public offering price, less applicable underwiting discounts and commissions.

     In October 1996, the Company granted to Mr. Zeidman 30,000 common stock purchase warrants with an exercise price of $1.375 and an expiration date of October 29, 2001 as compensation for his services in placing Units in the private placement which was completed in early 1996.

PEARLMAN AGREEMENT

     Mr. Pearlman is a party to an employment agreement which provides for his employment as Chairman of the Company for a term ending December 31, 1997, and renewable thereafter at the Company's option on a year to year basis. The agreement, as amended, provides for a base salary of approximately $240,000, which has been voluntarily reduced to $100,000. In addition, Mr. Pearlman is entitled to an annual bonus equal to 5% of the Company's consolidated pre-tax profits, less the amount paid to Mr. Pearlman by Helm for the Company's consolidated earnings for the year, which are reflected in Helm's financial statements as a result of Helm's ownership in the Company.

     Upon a change in Helm's control of the Board, the agreement provides that each officer may terminate his employment under the agreement upon 18 months notice and receive, upon conclusion of that period, after diligently carrying out his duties, a lump sum severance payment equal to 18 months salary. The agreement provides that upon the expiration of the term, if the officer's employment is not continued, he will be entitled to a severance payment of two years' salary continuation (unless employment is secured elsewhere).

     If employment continuation is offered but declined by the officer, the officer must act as a consultant for two years at 50% of his latest salary, during which time he may not provide services for any competitors.

     In October 1996, the Company granted to Mr. Pearlman 60,000 common stock purchase warrants with an exercise price of $1.375 and an expiration date of October 29, 2001 as compensation for his services in placing Units in the private placement which was completed in early 1996.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     During 1996, management of Helm provided various administrative, managerial, financial, legal and accounting services to the Company for which the Company is charged direct costs and expenses. Certain indirect administrative and managerial costs are allocated to the Company based upon certain formulas which management deems to be reasonable. The Company paid Helm $51,000 during the year ended December 31, 1996 for such services. At December 31, 1996, the Company had net advances due from Helm of $244,000. The net advances are for general corporate matters, less unpaid allocated expenses totaling $32,000.

     Interpak Holdings, Inc. ("Interpak"), a subsidiary of Helm, provides management services to Chemtrusion. The allocated expenses for such management services, based upon certain formulas which management deems reasonable, amounted to $36,000 in 1996. In addition, during 1996 Interpak paid certain operating expenses of the Company and had a balance due from Interpak at December 31, 1996 of $25,000.

     In the fall of 1994, the Company obtained a line of credit in the maximum amount of $250,000 from the Mezzanine Financial Fund, L.P. (the "Fund"), a Delaware limited partnership in which Helm holds a 9% limited partnership interest, which line was increased to $450,000 during 1995. The loan bore interest at 15% per annum plus a 10% enhancement fee thereafter payable in common stock of the Company at the rate of 2,000 common stock purchase warrants for each month that the loan is outstanding. The loan matured on December 31, 1995 and was paid in full in March 1996, and 35,000 common stock purchase warrants with an exercise price of $3.50 per share and an expiration date of December 31, 1999 were issued in connection with the enhancement fee. Messrs. Pearlman, Lawi and Craig are limited partners of, and Mr. Craig is President of, the Fund.

     In January, 1995, Professionals' Financial Services, Inc. ("PFS"), which is controlled by Messrs. Herbert Pearlman, David Lawi and Walter M. Craig, Jr., made a $100,000 accounts receivable line of credit available to The Tropical Manufacturing Group, Inc.("TMG"), which was a party to an operating agreement and a letter of intent for the purchase of assets with Tropical Systems, Inc. ("TSI"), a subsidiary of InterSystems Nebraska. Effective upon the execution of the operating agreement in October 1995, no further accounts receivable of TMG were purchased under the line of credit, and PFS entered into a substitute accounts receivable line of credit in the amount of $250,000 with TSI. On October 31, 1996, an involuntary petition under Chapter 7 of the federal bankruptcy laws was filed against TMG. The filing was later converted to a voluntary petition and the operating agreement between TMG and TSI terminated. TSI has guaranteed the amounts owing by TMG to PFS. At December 31, 1996, $70,000 was outstanding under the TMG line of credit and $49,000 was outstanding under the TSI line of credit.

     In September 1995, the Fund loaned TMG $50,000 and in October 1995, the Fund loaned TSI $50,000 at the rate of interest charged to the Company in connection with the Fund's loan to the Company. Both lines are guaranteed by the Company. These loans were repaid in full in February 1996.

     In December 1995, a corporation controlled by Mr. Fred Zeidman made a $100,000 unsecured loan to the Company. The rate of interest on this loan was 15%, payable monthly, and the loan was repaid in full in February 1996.

Acquisition of InterSystems Nebraska


         In connection with the August 1993 purchase from Helm of all of the outstanding capital stock of InterSystems Nebraska, additional consideration is payable to Helm in the form of an earnout and a royalty.

PERFORMANCE EARNOUT. Helm is entitled to receive a performance earnout payable in the event that InterSystems Nebraska's average earnings before federal income taxes, related party management fees and non-recurring or extraordinary expense ("EBTME") in 1992 through 1995 inclusive, exceeds $550,000. If during this period, the average EBTME of InterSystems Nebraska exceeds $550,000, the Company is required to pay to Helm an amount equal to six (6) times such excess (the "Earnout Payments"). The March 1996 Earnout Payment, which is the last such payment, covers average EBTME for 1992 through and including 1995. In the event of a reduction of average EBTME for any period from the average EBTME for previous periods, no refund of Earnout Payments will be made. However, the Payments due in March 1996 will reflect a credit of the payments previously made toward the total earnout payment owed. Earnout Payments may be made, at the Company's option, by delivering cash, shares of common stock (valued at the average closing sale price on the American Stock Exchange for the 60 days preceding delivery), by delivering to Helm shares of the Company's common stock having an aggregate value of such Earnout Payment or other agreed upon consideration or by the retirement of indebtedness of Helm to the Company. InterSystems Nebraska's EBTME for the years 1995, 1994, 1993 and 1992 was $567,000, $507,000, $666,000 and $420,000, respectively. No Earnout Payment was due for March 1994, March 1995 or March 1996.

ROYALTY ARRANGEMENTS. In addition to the base purchase price and the earnout payments, Helm also is entitled to receive royalties on three classes of InterSystems Nebraska products that were developed with the assistance of Helm, and that have not yet had a material impact on InterSystems Nebraska's sales to date. These three products are: a sampler used to sample, among other things, wood chips and coal; a higher capacity sampler used to sample, among other things, wood pulp, cement and coal; and a radius bottom conveyor. With respect to each of these three products, Helm will receive a royalty of 5% of all net sales of such products exceeding certain established thresholds (which thresholds approximated the highest annual net sales for each of the products during the last three years), payable on an annual basis for the 15-year period following the closing (the "Royalties"). In no case can the annual Royalties paid to Helm in any year with respect any of the products licensed exceed 10% of the annual gross profit of such product, calculated in accordance with the accounting procedures and practices currently employed by InterSystems Nebraska. Royalties to Helm on account of 1996 sales were approximately $13,000, which remained unpaid at December 31, 1996, as compared to $7,000 in 1995.

                ADOPTION OF THE COMPANY'S 1997 STOCK OPTION PLAN

     On June 6, 1997, the Board of Directors unanimously adopted the 1997 Stock Option Plan (the "Plan"), subject to approval of the Company's stockholders, a copy of which is attached as Exhibit A to this Proxy Statement. The Plan will not become effective unless it is approved by the holders of a majority of the shares of common stock present and voted in person or represented by proxy at the Meeting.

     The Board of Directors recommends the reservation of 500,000 shares of common stock of the Company as the maximum number of shares which may be optioned and sold under the Plan.

     The purpose of the Plan, which terminates in the year 2007, is to promote the interests of the Company and its stockholders by enabling the Company and its subsidiaries to attract, retain, motivate and reward the best available employees, directors and consultants of the Company to exert their utmost efforts to improve and promote the success of the business of the Company by providing them the opportunity to acquire common stock through the exercise of stock options.

     The Plan authorizes the granting of options to acquire an aggregate of 500,000 shares of common stock to eligible individuals. Both non-qualified options ("Non-Qualified Options") and options intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") may be granted under the Plan (collectively, Non-Qualified and Incentive Options are referred to as "Options").

ADMINISTRATION

     The Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). Each member of the Committee must be a "non-employee director" as defined in, and if required under, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Act"). Subject to the provisions of the Plan, the Committee has the authority to determine the individuals to whom Options are to be granted, the time or times Options are to be granted, the number of shares to be covered by each Option and the terms and provisions of each Option, including the vesting and exercise period thereof.

ELIGIBILITY

     Officers, directors and regular, full-time employees of the Company or a subsidiary thereof are eligible to receive Options under the Plan.

     The number of shares of common stock which may be subject to Options granted under the Plan is 500,000. Shares subject to options which are no longer exercisable shall thereafter become available for issuance under the Plan pursuant to the grant of new Options.

EXERCISE PRICE OF OPTIONS

         Options must have an exercise price equal to the fair market value of the Common Stock on the date of grant. However, at no time may the exercise price of an Incentive Option granted to an individual (a "Principal Stockholder") owning more than 10% of the total combined voting power of all classes of stock of the Company, or any of its subsidiaries or of a parent, be less than 110% of the fair market value of the shares of common stock on the date of grant. Options may be granted for terms not exceeding ten years from the date of grant, except for Incentive Options which are granted to Principal Stockholders which may be granted for terms not exceeding five years from the date of grant. Under the terms of the Plan, the aggregate fair market value of the stock with respect to which Incentive Options are exercisable for the first time by such individual during any calendar year shall not exceed $100,000.

         "Fair market value" is determined by the Committee based upon the closing bid price of the common stock on the date of grant. On July 8, 1997, the closing bid price was $1 7/8. Any monies received by the Company from the exercise of Options will be used for general corporate purposes.

TERMS

         All Options available to be granted under the Plan must be granted by the tenth anniversary of the date the Plan was adopted by the Board of Directors. The Committee will determine the actual term of the Options but no Option will be exercisable more than ten years from the date of grant. No Incentive Options granted to a Principal Stockholder may be exercised more than five years from the date of grant.

         Incentive Options granted to employees under the Plan may be exercised only by the employee during his employment with the Company or for a period of thirty (30) days (or such other period of time not exceeding three months as determined by the Committee) after voluntary or involuntary termination, or for a period of three months (or such other period of time not exceeding one year as determined by the Committee) if the employee ceased employment because of permanent and total disability within the meaning of Section 422(e)(3) of the Code. Such Incentive Options may, however, be exercised by the employee's estate, or by any person who acquired the right to exercise such options by bequest or inheritance from the employee for a period of twelve months from the date of the employee's death, disability or termination. If such options shall by their terms sooner expire, such options shall not be extended as a result of the employee's death, disability or termination. Options granted under the Plan need not be exercised in the order in which they are granted.

         Non-Qualified Options granted under the Plan must be exercised within ten years from the date of grant or as otherwise specified in an option granted by the Committee. At the discretion of the Committee, Non-qualified options may be transferred by the optionee to his/her immediate family, trusts for the benefit of the immediate family or partnerships or limited liability companies in which only immediate family members are partners or members, provided any such transfer is made without consideration and no subsequent transfers are permitted except by operation of law.

         With the exception of the consideration received by the Company upon the exercise of the options granted under the Plan, no consideration is received by the Company for the granting of any Options.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE INCENTIVE OPTIONS.

         An optionee to whom an Incentive Option is granted under the Plan will not realize any compensation income, and the Company will not recognize any compensation deduction, at the time an Incentive Option is granted or exercised. In the year of exercise, however, the amount by which the fair market value of the common stock exceeds the option price will constitute a tax preference item under the alternative minimum tax. If the employee incurs minimum tax in the year of exercise, however, he should qualify for the credit for prior year minimum tax liability in the first future year he has regular tax liability.

         In order to obtain incentive stock option treatment for Federal income tax purposes upon the subsequent sale (or other disposition) by the optionee of the shares of common stock received upon the exercise of the Option, the sale (or other disposition) must not occur within two years form the date the Option was granted nor within one year after the issuance of such shares upon exercise of the Option (the "ISO holding period requirement"). If the ISO holding period requirements are satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon exercise of an option, the optionee generally will recognize income from the sale of a capital asset equal to the difference, if any, between the proceeds realized from the sale (or other disposition) and the amount paid as the exercise price of the option. Alternatively, if the ISO holding period requirements are not satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of common stock received upon exercise of the option, the optionee generally will recognize income taxable as compensation (and the Company will recognize a compensation deduction) in an amount equal to the lesser of (a) the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the option or (b) the difference, if any, between the proceeds realized from the sale or other disposition and the amount paid as the exercise price of the option. Any additional gain realized on such sale or disposition (in addition to the compensation income referred to above) would give rise to income from the sale of a capital asset and be taxed accordingly.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO NON-QUALIFIED OPTIONS.

         The Non-Qualified Options which may be granted under the Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. An optionee to whom a Non-Qualified

Option is granted under the Plan will generally not realize any compensation income, and the Company will not recognize any compensation deduction, at the time the Non-Qualified Option is granted. In the year of exercise, however, the optionee will generally realize income taxable as compensation (and the Company will realize a compensation deduction) in an amount equal to the difference, if any, between the fair market value of the common stock on the date of exercise and the amount paid as the exercise price of the option.

         The tax basis of the shares of common stock received by an optionee upon exercise will be equal to the amount paid as the exercise price plus the amount, if any, includable in his gross income as compensation income. The holding period of the shares will commence on the date of exercise.

         If the optionee subsequently sells (or otherwise disposes of the shares of common stock received upon the exercise of the option, the gain which is the difference between the sale price and the basis will be taxed as long-term or short-term capital gain, depending on the holding period of the stock.

AMENDMENTS AND DISCONTINUANCE OF THE PLAN

         The Plan can be amended, suspended or terminated at any time by action of the Board of Directors except that no amendment to the Plan can be made without prior stockholder approval where such amendment would (i) materially increase the total number of shares of Common Stock which may be purchased under the Plan, or (ii) be required to a approved by a majority of the stockholders in compliance with Rule 16b-3 of the Act, or Section 422 of the Code.

OPTION GRANTS TO DIRECTORS, OFFICERS AND EMPLOYEES

         As of the date of this Proxy Statement, no options have been granted under the Plan, and future grants under the Plan are not readily determinable at this time. Under the Company's 1986 Stock Option Plan, there are outstanding a total of 54,431 options at prices ranging from $4.00 to $8.20 per share, most of which expire in October 1997. In addition, in June 1993, the Board of Directors of the Company awarded to Mr. Fred Zeidman, President, in connection with his employment by the Company, stock options to purchase 200,000 shares of common stock at $2.00 per share and stock options to purchase 200,000 shares of common stock at $3.00 per share. These options are fully vested and expire in June 1998. Stockholders ratified the grant to Mr. Zeidman at the Company's 1993 Annual Meeting.

VOTE REQUIRED

         The approval of the Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS ADOPTION, APPROVAL AND RATIFICATION OF THE 1997 STOCK OPTION PLAN AT THE MEETING.

                            VOTING ON THE PROPOSALS

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With respect to the proposal to adopt the Plan, abstentions may be specified and will be counted as present for purposes of the item on which the abstention is noted. Accordingly, since the adoption of the Plan requires the approval of a majority of the outstanding voting shares, present in person or represented by proxy at the Meeting and entitled to vote, abstentions will have the effect of a negative vote. Broker non-votes are counted for purposes of determining the presence or absence of a quorum with respect to a given proposal, but they are not counted for purposes of determining whether the proposal has been approved.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected BDO Seidman, LLP as independent auditors for the Company for the year ended December 31, 1997. BDO Seidman, LLP has served as independent auditors for the Company since 1985. The Company has been advised that representatives of BDO Seidman, LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

         Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders must be received by the Company at 8790 Wallisville Road, Houston, Texas 77029, Attention David S. Lawi, prior to May 6, 1998.

                                 MISCELLANEOUS

         The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

Houston, Texas
July 15, 1997

                               INTERSYSTEMS, INC.

                                 FORM OF PROXY

         The undersigned hereby appoints HERBERT M. PEARLMAN AND FRED ZEIDMAN, and each of them with full power of substitution, proxies to vote all shares of common stock of InterSystems, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders on September 3, 1997 and at any adjournment thereof on the items of business set forth below and on such other business as may properly come before the meeting.

ELECTION of each of Daniel T. Muprhy and William Lurie as director his successor shall be duly elected.

                  FOR   [   ]    WITHHOLD AUTHORITY   [   ]

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), PRINT NAME(S) BELOW

            -------------------------------------------------------

                ADOPTION of the Company's 1997 Stock Option Plan

                  FOR [   ]    AGAINST [   ]    ABSTAIN [   ]

    This proxy is solicited on behalf of the Board of Directors. If the undersigned fails to specify how the proxy is to be voted, it will be voted FOR the election of the nominees.




Date:          , 1997                                     (L.S.)
     ----------                    ------------------------
                                   Signature of Stockholder

                                                           (L.S.)
                                   ------------------------
                                   Signature of Stockholder


                                   (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the consent).

                                 EXHIBIT INDEX

            Exhibit Number                             Description
            --------------                             -----------
                  A                               1997 Stock Option Plan